UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 27, 2009
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.
On January 29, 2009 Advanta Corp. (“Advanta” or the “Company”) disclosed its plans to reduce its workforce by approximately 300 employees in order to reduce staffing to a level more commensurate with the portfolio size and scale of business activities that it anticipates for 2009. The Company committed to the workforce reduction on January 27, 2009. This reduction is in addition to the Company’s previously announced workforce reduction related to the Company’s offshoring initiative. The reduction of workforce is expected to be substantially complete in the first quarter of 2009. In connection with the reduction of workforce, the Company expects to incur expenses of approximately $10 million to $11 million related to severance and related costs. The Company expects substantially all of the expenses associated with the reduction of workforce to result in cash expenditures.
This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) severance and related costs being different from estimated amounts; (2) disruption in our business associated with the reduction in workforce; (3) a change in the timing of or our plans for implementing the reduction in workforce; and (4) the ability to attract and retain key personnel. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date: February 2, 2009
	By:	/s/ Jay A. Dubow
Jay A. Dubow
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel